                                   AGREEMENT
                                    BETWEEN
                               ADAMS GOLF, LTD.
                                      AND
                               NICHOLAS A. FALDO

     This Agreement, dated April 22, 1998 (this "Agreement"), is between Nicholas A. Faldo, a professional golfer (the "Professional"), and Adams Golf, Ltd., a Texas limited partnership ("Adams Golf").

     WHEREAS, the Professional is recognized and widely known as a highly skilled professional golfer whose endorsement is of commercial value; and

     WHEREAS, Adams Golf and its affiliates are engaged in the design, manufacture, distribution, advertisement, promotion and sale of golf clubs and golf-related equipment, and desire to obtain the right to use the name, likeness, endorsement and consultation services of the Professional in connection with the advertisement, promotion and sale of the Endorsed Products;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                 ARTICLE I.  SUMMARY OF TERMS AND DEFINITIONS

     SECTION 1. CONTRACT PERIOD. The "Contract Period" shall commence on May 1, 1998 and continue until the later to occur of (i) the death of the Professional or (ii) May 1, 2030.

     SECTION 2. CONTRACT TERRITORY. The "Contract Territory" is the entire world.

     SECTION 3. PROFESSIONAL'S ENDORSEMENT. The "Professional's Endorsement" means all publicity rights belonging to the Professional, and any words or symbols, photographic, graphic or video representations, or combinations thereof, which identify the Professional such as, for example, the Professional's name, initials, voice, likeness, biographical data, character, image and signature (and all variations of the foregoing).

     SECTION 4. ENDORSED PRODUCTS. The "Endorsed Products" means the following products promoted by Adams Golf or its affiliates using the Professional's Endorsement: all golf clubs, head covers, golf bags, travel covers, golf towels, and umbrellas designed, manufactured, promoted or sold by or for Adams Golf or any subsidiary or affiliate thereof.

     SECTION 5. SPECIALLY ENDORSED PRODUCTS. The "Specially Endorsed Products" means the Tight Lies-Registered Trademark- fairway woods distributed by Adams Golf with such

AGREEMENT - PAGE 1
specifications that are acceptable to the Professional (to the extent Professional determines to carry fairway woods in his golf bag), an Adams Golf golf club bag, and Adams Golf head covers which shall be placed on all Adams Golf golf clubs. It is understood that Adams Golf will design with the Professional a full line of additional golf clubs in the future (including drivers, fairway woods, irons, wedges and putters) which, when acceptable to Professional, will be carried by the Professional in his golf bag and shall be "Specially Endorsed Products" for purposes hereof. Each of the Professional and Adams Golf will use their respective commercially reasonable best efforts to cause such line of golf clubs to be acceptable to the Professional.

     SECTION 6. REQUIRED TOURNAMENTS. The "Required Tournaments" in which the Professional shall compete during each calendar year during the Contract Period, as required by ARTICLE III, SECTION 4a, means at least eighteen (18) premium worldwide golf events, provided that if during the Contract Period Professional should commence play on the Senior PGA Tour the parties will mutually determine a lesser number of Required Tournaments as appropriate. The Professional shall use his reasonable best efforts to compete in at least the Required Tournaments. The Professional acknowledges and agrees that the presumption that the Professional will receive exposure proportionate to the number of designated tournaments is a material inducement to Adams Golf to enter into this Agreement. In the event Professional does not compete in the anticipated number of tournaments other than as a result of illness or injury, the royalty (including any minimum royalty) payable to Professional pursuant to ARTICLE II, SECTION 5 shall be reduced on a prorata basis. In order to facilitate monitoring the number of Required Tournaments in which the Professional competes, the Professional shall provide to Adams Golf at the beginning of each tournament season a tentative schedule of tournaments in which the Professional intends to compete and shall review with Adams Golf on a quarterly basis the number of Required Tournaments in which the Professional competed during the previous calendar quarter.

     SECTION 7. PROMOTION ACTIVITIES. The items which the Professional is required to wear and/or use, as required under ARTICLE III, SECTION 4b, are visor/headgear with the Adams Golf logo when the Professional wears a visor or head gear and an Adams Golf umbrella with the Adams Golf logo.
Adams Golf and its affiliates shall have the right to change their respective trademark(s) or logo(s) from time to time.

     SECTION 8. PERMITTED OTHER ENDORSEMENTS. The term "Permitted Other Endorsements" means all products not competitive with the Endorsed Products. Permitted Other Endorsements include the following endorsements in effect on the date hereof: Polygram Video International Limited, Chapman Publishers, Florsheim Group, Inc., Ford Motor Company, Marriott Ownership Resorts, Inc. (subject to ARTICLE III, SECTION 12 hereof), Audemars Piguet, Pringle of Scotland Limited and Bridgestone Sports Co., Limited.

AGREEMENT - PAGE 2

     SECTION 9. PERSONAL APPEARANCES. The Professional shall make such personal appearances each calendar year during the Contract Period as may be mutually agreed upon by the Professional and Adams Golf.

                   ARTICLE II.  COMPENSATION TO PROFESSIONAL

     SECTION 1. STOCK. In consideration for entering into the licensing arrangement described herein, Adams Golf shall cause Adams Golf, Inc. to issue to the Professional 450,000 shares of Adams Golf, Inc. common stock, par value $.001 per share ("Adams Stock"). Adams Golf represents and warrants to Professional that, as of the date hereof, but immediately prior to the issuance contemplated hereby, there are 9,120,422 shares of Adams Stock issued and outstanding.

     SECTION 2. RESTRICTED SECURITIES; RISKS OF INVESTMENT. Professional acknowledges and agrees that any investment in Adams Golf, Inc. common stock involves substantial risks and that Professional or his representative has had the opportunity to review fully the books, records and financial statements of Adams Golf, Inc., Adams Golf, and their respective affiliates, and to ask questions of Adams Golf's management and executive employees. Professional further acknowledges and agrees that the shares of common stock to be acquired hereunder are restricted securities which may not be sold, transferred or hypothecated unless such transfer is pursuant to an effective registration statement or an exemption from such registration as verified by an opinion of counsel acceptable to Adams Golf. Without limiting the foregoing, Professional agrees that in no event shall he sell, transfer or dispose of (except as set forth below) more than 50,000 shares of common stock in any calendar year prior to 2002 without the prior written consent of Adams Golf other than transfers to the Professional's agent or manager in payment of commissions, transfers to entities controlled by Professional or gifts or transfers to immediate family members, provided that any such transfers shall be subject to the provisions of this ARTICLE II, SECTION 2, and, in connection therewith, the aggregate sales, transfers, dispositions or hypothecations by such persons and Professional will not exceed 50,000 shares in any calendar year without Adams Golf's prior written consent. Adams Golf may request a written agreement from any transferee as a precondition to such transfer regarding the restrictions set forth in this ARTICLE II, SECTION 2. Professional may hypothecate any or all such shares to a third party lender (which is not then or thereafter competitive to Adams Golf or its affiliates in any respect) in a bona fide loan transaction provided that such third party lender agrees that in the event there is any foreclosure, sale or similar action by such third party to realize upon the value thereof, Adams Golf or its affiliates shall have a right of first refusal to acquire such shares from such lender at the price such shares are to be sold or the value otherwise attributed to the same.

     SECTION 3. TAXES ON STOCK GRANT. Adams Golf agrees that it will use commercially reasonable efforts to arrange financing for Professional for the purpose of providing Professional with funds equivalent to the U.S. federal income and U.K. income tax liability, if any, attributable to Professional by virtue of the grant of stock hereunder.

AGREEMENT - PAGE 3

Professional acknowledges and agrees that in connection therewith he will execute and deliver such loan documents as may be reasonably requested by Adams Golf, any of its affiliates or any third party lender and pledge such number of the shares acquired by him hereunder as may be reasonably required as collateral security for such loan. Such loan shall be for a reasonable term to be negotiated between the parties and shall bear interest at a variable rate equal to the lowest applicable federal rate (the "AFR") to avoid imputed interest under the provisions of the Internal Revenue Code of 1986, as amended.

     SECTION 4. PUBLIC OFFERING. Adams Golf acknowledges that Adams Golf intends to use commercially reasonable efforts to effect an initial public offering of Adams Golf, Inc.'s common stock as soon as it is believed commercially advisable and practical. In the event that on or prior to December 31, 1998 Adams Golf, Inc. has either (i) not effected such an initial public offering or (ii) not entered into a definitive agreement to be acquired (including, without limitation, an acquisition of substantially all of its assets) for any combination of cash and registered securities, Professional will have the right, exercisable on January 1, 1999 and for ninety (90) days thereafter, to cause Adams Golf effective March 31, 1999 to repurchase all of the shares of common stock acquired by Professional hereunder for $5,000,000. Such sum may, at the option of Adams Golf, be paid in equal quarterly installments over a period of three (3) years with interest thereon at the AFR. In the event such "put right" is exercised by Professional, Adams Golf may, in its discretion, terminate this Agreement.

     SECTION 5. ROYALTIES AND TRADEMARKS. The Professional hereby grants to Adams Golf, its affiliates and its duly authorized distributors and representatives, subject to the terms and conditions of this Agreement, the unlimited, sole and exclusive right, privilege and license, throughout the Contract Territory, to use the Marks, for the endorsement of Adams Golf and its affiliates, and for the manufacture, endorsement, promotion, sale and distribution of the Endorsed Products. Without limiting the generality of the foregoing, Adams Golf and its affiliates shall be permitted to use the Marks in all advertising and promotional activities and media relating to Adams Golf or its affiliates, or the Endorsed Products, even if certain items which are not Endorsed Products are shown or included in such advertising and promotional activities and media. For purposes of this Agreement, "Marks" shall mean "Nick Faldo," "Faldo," "N. Faldo," "Nick Faldo Line" and any variations or derivations thereof, any related designs or logos, and all copyrights, trade names, trademarks and service marks, and other proprietary rights in or associated with any of the foregoing, anywhere in the world.
The Professional agrees, at his own expense, to promptly apply for and obtain registration of such Marks as shall be mutually agreed, for use on and in connection with the Endorsed Products, including at least the "Nick Faldo" and "Faldo" Marks, in the United States of America and all such other countries where Adams Golf or its affiliates now or hereafter apply for or obtain registration of any of Adams Golf's or its affiliates' marks. The Professional shall diligently and timely prosecute all such applications for registration of the Marks, and shall upon request deliver or cause to be delivered to Adams Golf a report on the status of all such applications and registrations of the Marks, together with copies thereof. The Professional shall diligently and timely record Adams Golf or its affiliates

AGREEMENT - PAGE 4
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as licensees or registered users of the Marks where necessary or desirable under applicable law. Further, the Professional agrees, at his own expense, to take all such actions as may be necessary or desirable to record, enforce, defend or otherwise preserve the validity of, or the Professional's title to, any of the Marks, including without limitation, the timely filing, prosecution or defense of oppositions or similar proceedings, prompt action against infringers or third parties which may cause dilution of any of the Marks, and timely defense of any claims that use any of the Marks by the Professional, Adams Golf or its affiliates infringes or dilutes the rights of third parties. The Professional shall deliver or cause to be delivered to Adams Golf timely status reports on all such oppositions, proceedings, actions or claims involving or relating to any of the Marks, including without limitation, as much advance notice as shall be feasible prior to the dismissal, cancellation, abandonment, withdrawal, refusal, or other adverse judgment or decision involving or relating to any of the Marks, applications therefor or registrations thereof. The Professional shall be responsible for maintenance of all registrations of the Marks, including the timely filing of declarations of continued use and incontestability, annuities, renewals, continuations, and all related fees and expenses. In the event that Adams Golf shall determine that registrations would be desirable in more countries, on more of the Marks, or for more goods or services than the Professional obtains or is required to obtain hereunder, the Professional agrees to apply for and obtain such additional registrations and Adams Golf agrees to reimburse the Professional for the reasonable direct costs thereof. Subject to the provisions hereof, during the Contract Period, Professional shall be entitled to receive a royalty equal to 5% of the Net Sales Price of all Adams Golf golf clubs (other than Specialty Items as defined below) sold by Adams Golf or its affiliates outside the United States of America, its territories and possessions. For purposes hereof, the Net Sales Price shall mean the sums actually received by Adams Golf or its affiliates with respect to golf clubs sold outside the United States of America, its territories and possessions, less amounts for returns, price allowances, rebates, refunds, shipping and taxes and shall exclude sales to or among affiliates of Adams Golf. The royalty shall be payable forty-five (45) days after the end of each calendar quarter with respect to the prior quarter's net sales, provided that in the event any such royalty payment, when taken together with all other royalty payments (including, without limitation, any pro rata minimum royalty payments as described below) made with respect to such year, is less than the pro rata portion of the minimum royalty for such year (as set forth below), Adams Golf shall also remit the difference between the aggregate amounts and the pro rata portion of the minimum royalty allocable to such partial year. Any royalty payment may provide for such deductions that are appropriate with respect to overpayment of royalties of any such prior period. Any such deductions shall be allocated to such prior period and minimum or maximum royalty amounts (as described herein) shall be recalculated for such prior period. Further adjustments may be made to the extent such allocation results in an overpayment for any period. Any such adjustment shall also be allocated to the appropriate period for purposes of determining minimum or maximum royalties Each royalty payment shall be accompanied by such sales data that Professional may reasonably request.
With respect to sales made during 1999 and each of the following years during the Contract Period, Professional shall receive a minimum royalty of the following amount:

AGREEMENT - PAGE 5

                YEAR                            MINIMUM ROYALTY
                ----                            ---------------
                1999                             $1,500,000.00
                2000                              1,875,000.00
                2001                              2,343,750.00
                2002                              2,929,687.50
                2003                              3,662,109.38
                2004                              4,000,000.00
                2005                              4,000,000.00
                2006                              4,000,000.00
                2007                              4,000,000.00
                2008                              4,000,000.00
                2009 - 2014                    as set forth below

With respect to the years 2009 to 2014 the Professional shall receive a minimum royalty, adjusted as of December 31 of each such year, to be as follows:

     $1,500,000 X CPI 1/CPI 2 = adjusted minimum royalty amount.

The terms CPI 1 and CPI 2 shall have the meanings set forth below.

In all events, minimum royalty amounts shall be adjusted to be the prorata portion of the amount for any year which is less than a full year. Within forty-five (45) days after the end of each such calendar year, Adams Golf shall pay to Professional the difference, if any, between the applicable minimum royalty and the royalties received by Professional (including, without limitation, pro rata minimum royalty payments) with respect to such calendar year. After December 31, 2013 through the termination date or expiration hereof, there shall be no minimum royalty. After December 31, 2008 and through the Termination date or Expiration hereof, the maximum royalty payable to Professional with respect to sales in any of such years shall not exceed $4,000,000, adjusted as set forth below (or the pro rata portion of such amount for any year which is less than a full year). During the Contract Period, such maximum amount shall be adjusted as of December 31 of every year commencing 2009 to be as follows:

     $4,000,000 X CPI 1/CPI 2 = adjusted maximum royalty amount, where:

          a. CPI means the monthly National Consumer Price Index for All Urban Consumers, U.S. City Average (All Items; 1982-84 equals 100) issued by the U.S. Department of Labor, Bureau of Labor Statistics, or its successor agency, or if such index is no longer in effect, the successor index thereto;

          b. "CPI 1" shall mean the monthly CPI for the month of December of such year (initially, December 2009); and

AGREEMENT - PAGE 6

          c.   "CPI 2" shall mean CPI for the month of December 2008.

In no event shall any delay in paying a royalty due to computation of the formula set forth above result in a default hereunder.

     For all purposes, sales of specialty golf clubs and limited edition golf clubs, including, without limitation, "Audemars Piguet"-TM- and Jaguar (all of the foregoing specialty and limited edition golf clubs being referred to herein when designated as such by Adams Golf as "Specialty Items"), will not be included in determining the above minimum royalty amounts. From the date this Agreement is executed through the termination date of this Agreement. Professional shall be entitled to receive a royalty equal to ten percent
(10%) of the Net Sales Price of all Adams Golf Specialty Item golf clubs sold outside of the United States of America, its territories and possessions. Within thirty (30) days after the last royalty payment for any calendar year, Professional may request that he inspect the books and records of Adams Golf relating to the computation of royalties payable hereunder. Upon execution of a confidentiality agreement containing standard terms and conditions, Adams Golf shall permit Professional or his representative to conduct such inspection at such times to be agreed to by the parties. Professional acknowledges and agrees that the royalty payments to be made herein are in consideration of all provisions of this Agreement.

     SECTION 6. FALDO JUNIOR SERIES. Adams Golf agrees that through the year 2008 it will support the "Faldo Junior Series" in the United Kingdom by making an annual contribution to the sponsoring organization of not less than $45,000 for each year the tournament is played under such name. In return for such support, Professional will ensure that Adams Golf is accorded sponsorship recognition of the highest category with respect to the "Faldo Junior Series" and shall receive all other benefits accorded to the greatest sponsors thereof (including, without limitation, advertising and tickets to events).

     SECTION 7. ACTOR'S GUILD. Payments made to the Professional as gross wages for work pursuant to a contract governed by agreements with the Screen Actor's Guild ("SAG") in connection with the Professional's appearance in television commercials or other promotional activities under this Agreement shall be deducted from the compensation (including royalties) payable to the Professional pursuant to this Agreement.

               ARTICLE III.  DUTIES, GRANTS, SERVICES, COVENANTS
                                AND AGREEMENTS

     SECTION 1. CONTRACT TERMS. The parties hereby confirm that the recitals of this Agreement and the provisions of ARTICLE I are integral parts of this Agreement.

     SECTION 2. GRANT OF ENDORSEMENT RIGHTS. The Professional hereby grants to Adams Golf and its affiliates and its duly authorized distributors and representatives,

AGREEMENT - PAGE 7
subject to all terms and conditions of this Agreement, the unlimited, sole and exclusive right, privilege and license, within the Contract Territory and during the Contract Period, to use the Professional's Endorsement to endorse Adams Golf and its affiliates, and on and in connection with the advertisement, promotion, endorsement and sale of the Endorsed Products in any manner or media whatsoever, whether now existing or hereafter created, anywhere in the world. The Professional agrees that he will not grant, nor cause any affiliated entity to grant, to anyone other than Adams Golf or its affiliates the right to use the Marks or the Professional's Endorsement, except in the case of the Permitted Other Endorsements identified in ARTICLE I, SECTION 8. Neither Adams Golf nor any of its affiliates shall have any obligation hereunder to use the Professional's Endorsement or the Marks in connection with the advertisement, endorsement, promotion or sale of any of the Endorsed Products.

     The Professional represents and warrants that he is the owner, free and clear, of each of the rights granted, assigned or licensed to Adams Golf and its affiliates in this Agreement and he has the legal capacity, power and authority to grant the rights and licenses contained in this Agreement. In addition, the Professional expressly represents and warrants that he has neither assigned nor previously granted any license or any endorsement right in conflict with the rights and licenses granted to Adams Golf and its affiliates hereunder. Adams Golf recognizes the validity of the Professional's property interest in the Professional's Endorsement and agrees not to challenge the validity of said interest during the Contract Period.

     SECTION 3. USE OF SPECIALLY ENDORSED PRODUCTS. During the Contract Period, the Professional shall use exclusively the Specially Endorsed Products, defined in ARTICLE I, SECTION 5, within the Contract Territory while playing golf and during all professional tournaments, golf events, personal appearances, exhibitions, advertisements, fund raisers, corporate outings and similar promotional events in which he takes part.

     SECTION 4.     ADDITIONAL OBLIGATIONS.

          a. REQUIRED TOURNAMENT PLAY. The Professional agrees to use his best efforts to compete in at least the Required Tournaments, as defined in ARTICLE I, SECTION 6.

          b. PROMOTION. The Professional agrees that during the Contract Period and within the Contract Territory, while playing golf and during all professional tournaments, golf events, personal appearances, exhibitions, advertisements, fund raisers, corporate outings and similar promotional events in which he takes part, he will wear and/or use the items described in ARTICLE I, SECTION 7, unless prohibited by the rules of the event.

          c. PROFESSIONAL CONDUCT. During the term of this Agreement, the Professional will conduct himself at all times with due regard to public morals and conventions. Notwithstanding anything to the contrary set forth in the prior

AGREEMENT - PAGE 8
     sentence or the immediately succeeding sentence, in no event shall a matter which is public knowledge as of the date hereof be deemed a violation by Professional of this ARTICLE III, SECTION 4. If, in Adams Golf's reasonable opinion, the Professional shall have committed or shall commit any act or do anything that is or shall be offensive or involve moral turpitude under violations of U.S., federal, State of Texas or other applicable or local laws, or which brings him into public disrepute, contempt, scandal or ridicule, or which insults or offends the community, which injures or may tend to injure the success of Adams Golf or its affiliates or any of their respective products, distributors, services or customers; or if, in Adams Golf's reasonable opinion, the Professional shall make any statements in derogation in any material respect of Adams Golf or any of its affiliates or any of their respective products or services and such statement is made to the general public or becomes a matter of public knowledge; then at any time after the occurrence of such act, thing or statement, Adams Golf shall have the right, in addition to its other legal and equitable remedies, to immediately terminate this Agreement, by giving written notice to the Professional. In the event the Professional receives written notice from Adams Golf terminating this Agreement for cause as set forth in this Section, the Professional shall have twenty (20) days from the date of delivery of the notice to request, by written notice to Adams Golf, that the matter be submitted to arbitration. If the Professional requests arbitration, Adams Golf and the Professional agree that such matter shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless required otherwise by state law, the parties hereto agree to arbitrate their differences in Dallas, Texas.
     The parties agree further that (i) an arbitrator may render an interim ruling, including injunctive relief, and (ii) all claims of any type alleged in connection with such matter (but only such matter) by either party, including defenses, are included in the jurisdiction of the arbitrator.

     In connection with such dispute, either party may send written notice to the other party and the Regional Office of American Arbitration Association invoking the binding arbitration provisions of this Section. Each party has ten (10) days from the date of mailing by the American Arbitration Association of a written list of proposed arbitrators within which to return the written list of proposed arbitrators with their choices of arbitrators, to the American Arbitration Association. The arbitrator selected by the Professional and the arbitrator selected by Adams Golf shall both select a third arbitrator. The parties further consent to the jurisdiction of any appropriate court to enforce the provisions of this Section and/or to confirm any award rendered by the panel of arbitrators.

          Any costs or other expenses, including attorney fees and costs incurred by the successful party, arising out of or occurring because of the arbitration proceedings, shall be assessed against the unsuccessful party.

AGREEMENT - PAGE 9

     SECTION 5. PRODUCTS FOR PROFESSIONAL'S USE. During the Contract Period, Adams Golf will provide the Professional, at no cost or expense to the Professional, with such quantities of Endorsed Products and clothing bearing Adams Golf's authorized logos as he may reasonably request in connection with performing his obligations under this Agreement.

     SECTION 6. OTHER ENDORSEMENTS. During the Contract Period, the Professional agrees not to endorse, wear or exhibit the logo, trademark or sticker of, or otherwise advertise or promote, any other company, firm, organization or person, or their products or services, except as permitted in
ARTICLE I, SECTION 8, without the express written consent of Adams Golf, which consent Adams Golf may withhold in its sole discretion.

     SECTION 7.     SERVICES OF THE PROFESSIONAL.

          a. The Professional and Adams Golf shall mutually agree on the personal appearances to be made by Professional. The personal appearances which may be made by the Professional under this Agreement may be for any one or more of the following purposes: attendance at sales "demo" days; in-store appearances, autograph sessions, customer or distributor outings or dinners and other promotional appearances on behalf of Adams Golf or its affiliates; modeling in connection with photographs, drawings or other advertising relating to the Endorsed Products, which shall be subject to Professional's approval, which such approval shall not be unreasonably withheld; production of television and radio commercials or promotional videos and/or other multi-media advertising (including materials for use on the Internet), which shall be subject to Professional's approval, which such approval shall not be unreasonably withheld; and developing, testing, evaluating and consulting regarding prototypes and new products, including but not limited to golf clubs. The Professional agrees to keep confidential the nature of this Agreement, the terms hereof and all non-public information which may be disclosed or made available to him by or on behalf of Adams Golf or its affiliates in the course of rendering such services, including, without limitation, the existence of any prototypes or new products and all design aspects and any financial information or data which are not available to the public. With respect to the services of the Professional in developing, testing and evaluating prototypes and new products, including the "Nick Faldo Line" described in ARTICLE III,
     SECTION 9, the Professional agrees, if requested, to execute an agreement in form and substance reasonably satisfactory to Adams Golf, whereby the Professional agrees to maintain the confidentiality of Adams Golf's or its affiliates' proprietary business and technical information and data, and assigns to Adams Golf or its affiliates all rights in and to any inventions, designs, trade secrets, know how, patents, patent applications, copyrights, and similar rights, applications therefor and registrations thereof, throughout the world (collectively, the "Intellectual Property Rights").

AGREEMENT - PAGE 10

          b. Adams Golf agrees that it will reimburse the Professional for reasonable travel, lodging and meal expenses (including first class air travel) incurred by him and his traveling associate in connection with rendering the services set forth in this Article III, Section 7.

          c. The Professional acknowledges that Adams Golf and its affiliates may use the Professional's Endorsement and the Marks in its promotional activities, including television commercials, print and/or Internet advertisements, and he agrees to cooperate with Adams Golf's and its affiliates promotional efforts in that regard. The Professional shall use his best efforts to demonstrate and promote the characteristics and quality of the Endorsed Products. The Professional shall participate in the production of television and radio commercials and in such press interviews, radio and television appearances and other appearances as may be arranged for him by Adams Golf. It is understood and agreed by the Professional that Adams Golf and its affiliates shall have the right to exhibit commercials and otherwise make use of all such promotional materials on a worldwide basis and that Adams Golf and its affiliates shall be the sole owner of all commercials, promotional materials and other items produced or created hereunder and all related rights worldwide, including, without limitation, copyright, trademark and intellectual property rights. The Professional agrees to enter into a SAG contract with Adams Golf and/or its advertising agency if reasonably necessary to accomplish the purposes of this Section. If required under a SAG contract, the Professional shall be paid as gross wages for the making, use, reuse, broadcast, publication or other display of any television commercials produced under this Agreement utilizing the Professional's Endorsement at the minimum fee as provided in the then current applicable SAG union code agreement, which sum(s) shall be deducted from the compensation payable to the Professional under this Agreement, as set forth in ARTICLE II, SECTION 7. All other costs and expenses associated with work performed by the Professional under a SAG contract shall be paid by Adams Golf. It is further understood and agreed by the Professional that Adams Golf and its affiliates shall have the right to translate and "dub" the Professional's voice in television commercials produced for Adams Golf or its affiliates in order to facilitate foreign exhibition of the commercials.

     SECTION 8. APPROVAL OF ADVERTISING. Adams Golf agrees that no use of the Professional's Endorsement nor advertising materials will be made hereunder unless and until the same has been approved by the Professional. The Professional agrees that any material, advertising or otherwise, submitted for approval as provided herein may be deemed by Adams Golf to have been approved hereunder if the same is not disapproved by the Professional in writing within fourteen (14) days after the Professional's receipt thereof. The Professional agrees that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that Adams Golf will be advised in writing of the specific grounds therefor at the time of disapproval. Adams Golf agrees to protect, indemnify and save harmless the Professional from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of,

AGREEMENT - PAGE 11
or in any way connected with, any advertising material furnished by, or prepared on behalf of, Adams Golf or its affiliates.

     SECTION 9. NICK FALDO LINE. Adams Golf and Professional agree that Adams Golf will develop a "Nick Faldo Line" of Adams Golf golf clubs. Adams Golf and Professional agree that Professional will be actively involved in the research, development, testing and advertising of such new line of clubs. Professional acknowledges and agrees that all of his rights in any inventions, designs, patents, copyrights and other intellectual property or rights created in connection with such new line of clubs shall be the sole property of Adams Golf and/or its affiliates. Professional further acknowledges and agrees that any such intellectual property and rights shall have been made for the sole and exclusive benefit of and owned by Adams Golf and/or its affiliates.

     SECTION 10. BOARD OF ADAMS GOLF. Adams Golf covenants that until the date that royalties are no longer to be paid to Professional under ARTICLE II,
SECTION 5 HEREOF, it will use its commercially reasonable efforts to cause a designee of Professional to be nominated and elected to the Board of Directors of Adams Golf, Inc.

     SECTION 11. EXCLUSIVE DISTRIBUTOR AGREEMENT. The parties acknowledge that it is the intent of Adams Golf to execute an exclusive distributorship agreement containing standard terms and conditions for the sale and distribution of Adams Golf products in the United Kingdom with Dimensions in Sports on terms to be negotiated.

     SECTION 12. MARRIOTT AGREEMENT. If a suitable agreement can be reached between Adams Golf or its affiliates and Marriott Corporation or its affiliates ("Marriott") for the operation of golf learning, research and custom fitting centers at various Marriott facilities, the Professional agrees, for no additional compensation, to enter into and perform under an agreement relating thereto with Adams Golf or its affiliates and Marriott. The existing "Nick Faldo Learning Centers" or "Nick Faldo Golf Institutes" at various Marriott facilities and any future such facilities will be named "Nick Faldo Learning and Adams Golf Custom Fitting and Research Centers" or such other name as may be mutually agreed.

                          ARTICLE IV.  MISCELLANEOUS

     SECTION 1. INTELLECTUAL PROPERTY RIGHTS. Adams Golf and its affiliates shall have the right anywhere in the world, during the Contract Period or thereafter, at its own expense, to apply for, file, renew, assign, obtain registrations or patents, or record its ownership, as the case may be, of any of the Intellectual Property Rights or other rights granted or licensed to Adams Golf or its affiliates hereunder. The Professional agrees, without additional compensation, to render such reasonable assistance, including the taking of such actions and execution of such documents, as may be necessary or desirable to enable Adams Golf or its affiliates to accomplish these items, and to enforce, defend or

AGREEMENT - PAGE 12
otherwise preserve the validity of the Intellectual Property Rights or other rights granted or licensed to Adams Golf or its affiliates hereunder. The Professional agrees not to directly or indirectly challenge the validity, registration, enforceability of Adams Golf's or its affiliates' ownership of such Intellectual Property Rights or other rights, and shall not, directly or indirectly, apply for, file or obtain any patents or registrations on any of the Intellectual Property Rights or any variations or derivations thereof.

     SECTION 2. ASSIGNMENT. This Agreement shall bind and inure to the benefit of the Professional, and the heirs and permitted assigns of the Professional. The Professional may not transfer or assign any of his rights hereunder without the prior written consent of Adams Golf. The rights granted Adams Golf hereunder shall run and inure to the benefit of Adams Golf and each of its subsidiaries and affiliates and their respective successors, including successors by merger or consolidation. Except as provided herein, Adams Golf shall not, without the prior written consent of the Professional, transfer or assign the rights under this Agreement to any other person or entity; provided, however, that Adams Golf may assign this Agreement and its rights hereunder without Professional's consent to a third party which acquires substantially all of the assets of Adams Golf or which relate to the Endorsed Products.

     SECTION 3. DEFAULT. If either party at any time during the Contract Period shall (a) fail to timely make any payment of any sum of money herein specified to be made, or (b) fail to timely observe or perform any of the covenants, agreements, or obligations hereunder (other than the payment of money), the non-defaulting party may terminate this Agreement as follows: as to (a), above, if such payment is not made within thirty (30) days after the aggrieved party shall have delivered to the other party written notice of such failure to make payment; or as to (b), above, if such default is not cured completely as soon as reasonably possible and in no event later than sixty (60) days after the aggrieved party shall have delivered to the other party written notice specifying such default; provided, however, that failure to terminate this Agreement pursuant to this Section shall not effect or constitute a waiver of any rights or remedies the non-defaulting party would have been entitled to demand in the absence of this Section, whether by way of damages, termination or otherwise.

     SECTION 4. TERMINATION. Except as set forth herein, including, without limitation, termination for uncorrected default as set forth in ARTICLE IV, SECTION 3, hereof, this Agreement shall terminate upon the expiration of the Contract Period. In addition, and without limiting the foregoing, Adams Golf shall have the right to terminate this Agreement upon any of the following events:

          a. The inability of the Professional, by reason of any ailment or illness, physical or mental, to perform the duties required hereunder for a consecutive period of twelve (12) months, unless Adams Golf has provided, and the Professional has elected to participate in, group disability insurance coverage through a third party insurer, in which case this Agreement will continue in effect, but the compensation payable hereunder to the Professional shall then be reduced

AGREEMENT - PAGE 13
     and limited to the amounts payable by the insurer under the group disability insurance policy; or

          b. The Professional shall retire or become officially ineligible to compete on the Official PGA Tour and/or the Senior PGA Tour (or similar premium successor tours, should one or more be formed) at any time during the Contract Period; or

          c. The Professional has engaged in illegal or immoral conduct resulting in a felony conviction, or has otherwise conducted himself in a manner not in keeping with the standards of professional conduct as required under ARTICLE III, SECTION 4c; or

          d. The Professional shall have exercised the put right provided for in ARTICLE II, SECTION 4, provided that such termination shall have no effect on the Professional's right to exercise such put right; or

          e.   The death of the Professional.

     Adams Golf and Professional shall each have the right, on January 1, 2008 and for a period of 90 days thereafter, to terminate this Agreement in the event that (a) Adams Golf is in default of its obligation to make royalty payments hereunder or the Nick Faldo Line (or similar line) of golf clubs is not being actively marketed by Adams Golf or its affiliates (other than as a result of action or inaction by Professional) and (b) B.H. (Barney) Adams is not then affiliated with Adams Golf, Inc. in a senior executive capacity and
(c) Adams Golf, Inc. did not effect an initial public offering of its common stock or become a reporting company under the Securities Exchange Act of 1934, as amended, or any successor statute thereto, and there has been a sale or other disposition by Adams Golf, Inc. of all or substantially all of its assets or a reorganization, stock sale, exchange, merger or consolidation of Adams Golf, Inc. which at such time results in a change of 50% or more of the then beneficial ownership of the then outstanding common stock of Adams Golf, Inc. or any successor entity.

     In the event of the death of the Professional prior to May 1, 2030, Adams Golf's exclusive rights to the use of the Professional's Endorsement shall continue, at the option of Adams Golf, for any periods until May 1, 2030, and the Professional's heirs or estate shall be entitled to any royalties due under
ARTICLE III, SECTION 4 hereof during the periods therein provided. The Professional's heirs or estate shall cooperate with Adams Golf and its affiliates in the recording or registration of Adams Golf's rights in this regard under applicable law.

     Upon termination or expiration of this Agreement for any reason other than the default of Adams Golf, Adams Golf shall have the right for one (1) year to market and sell all remaining inventory of Endorsed Products (including Specially Endorsed Products and the Specialty Items) and other items bearing the Professional's Endorsement and the Professional shall be entitled to the royalty contemplated by ARTICLE II, SECTION 5 hereof

AGREEMENT - PAGE 14
with respect to such sale, provided that the minimum royalty will no longer be applicable. Termination of this Agreement shall be in addition to, and not in lieu of, any other rights and remedies of Adams Golf.

     SECTION 5.     INDEMNITY.

          a. Adams Golf agrees to protect, indemnify and save harmless the Professional and the Professional's authorized agent, or either of them, from and against any and all expenses, damages, claims, suits, actions, liabilities, judgments and costs whatsoever, including reasonable attorneys' fees, in each case arising out of, or in any way connected with, actions or omissions of Adams Golf or any claim or action for personal injury, death or other cause of action involving alleged defects in Adams Golf's products, provided that Adams Golf shall be given prompt notice of any such action or claim and the Professional and the Professional's agent shall render all reasonable assistance to Adams Golf and its counsel in the investigation, defense, settlement or resolution of such action or claim. During the Contract Period, Adams Golf agrees to provide and maintain, at its own expense, product liability insurance with limits of not less than $2,000,000.

          b. Professional agrees to protect, indemnify and save harmless Adams Golf and each of its subsidiaries and affiliates from and against any and all expenses, damages, claims, suits, actions, liabilities, judgments and costs, whatsoever, including reasonable attorneys' fees, arising out of, or in any way connected with, (i) federal, state, local and other taxes or contributions imposed or required under unemployment insurance, social security and income tax laws worldwide, with respect to the Professional's performance of this Agreement or his receipt of compensation hereunder, or (ii) use of any of the Marks in accordance with ARTICLE III, SECTION 5 hereof.

     SECTION 6. NOTICE. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed properly given when actually received or within fourteen (14) days of mailing by certified or registered mail, return receipt requested, postage prepaid, whichever first occurs, to the Professional at:

                    Nicholas Faldo
                    XXX XXXX
                    XXX XX XXX
                    XXX XXXXXX
                    XXXXX, XXXX, XXXX
                    England

AGREEMENT - PAGE 15
with a copy to:        Adam Chinn Esq.
                       Wachtel, Lipton, Rosen & Katz
                       51 West 52nd Street, 33rd Floor
                       New York, NY  10019-6618

and to Adams Golf at:  2108 Plano Parkway
                       Plano, Texas 75076
                       Attn:  B. H. (Barney) Adams

with a copy to:        Joseph A. Hoffman, Esq.
                       Arter & Hadden LLP
                       1717 Main Street, Suite 4100
                       Dallas, Texas 75201

Either party may change its address for the purpose of this Agreement by giving notice to the other party in accordance herewith.

     SECTION 7. WAIVER. The failure of any party hereto at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

     SECTION 8. SIGNIFICANCE OF HEADINGS. Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such Section headings had been omitted.

     SECTION 9. ENTIRE AGREEMENT; AMENDMENTS. This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

     SECTION 10. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Texas, without reference to its choice of law principles. Any legal action to interpret or enforce this Agreement, or any provision hereof, shall be brought exclusively in the courts in the State of Texas, and the parties hereby consent to the jurisdiction of said courts and waive any objection to venue in this state or proceeding in such state on the basis of FORUM NON CONVENIENS.

     SECTION 11. RESERVATION OF RIGHTS. All rights not herein specifically granted to Adams Golf shall remain the property of the Professional to be used in any manner the Professional deems appropriate.

AGREEMENT - PAGE 16

     SECTION 12. U.S. DOLLARS. For purposes of this Agreement, the term "dollars" or "$" means U.S. dollars. All amounts recited herein shall be in U.
S. dollars.

     SECTION 13. INDEPENDENT CONTRACTOR. The services performed by the Professional under this Agreement are in the capacity as an independent contractor. This Agreement does not constitute and shall not be construed as establishing an employee-employer relationship, or constituting a partnership or joint venture, between the Professional and Adams Golf. Except as set forth herein, no party hereto shall have any right to obligate or bind another party in any manner, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third person.

     SECTION 14. SEVERABILITY. In the event that any one or more provisions of this Agreement shall be deemed unenforceable or invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provision herein.

     SECTION 15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each of such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

                                        ADAMS GOLF, LTD.
                                        By:  ADAMS GOLF GP, INC.


Date: April 22, 1998                    By:  /s/ B.H. Adams
      --------------                       ------------------------------
                                        Name:  B. H. (Barney) Adams
                                        Title: President


                                        PROFESSIONAL


Date: April 22, 1998                         /s/ Nicholas A. Faldo
      --------------                    ---------------------------------
                                        Nicholas A. Faldo

AGREEMENT - PAGE 17

Accepted and Agreed to this
22nd day of April, 1998

ADAMS GOLF, INC.


By:    /s/ B.H. Adams
   ------------------------------
Name:  B. H. (Barney) Adams
Title: President




AGREEMENT - PAGE 18